23(j)
Consent of Independent Registered Certified Public Accounting Firm

CONSENT OF INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated December 29, 2008, relating to the financial statements and financial highlights which appear in the October 31, 2008 Annual Report to Shareholders of Transamerica Funds — Open Funds, Transamerica Funds — Closed Funds, Transamerica Funds — Class I Funds and Transamerica Funds - Fund of Funds, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights” and “Independent Registered Certified Public Accounting Firm” in such Registration Statement.
PricewaterhouseCoopers LLP
Tampa, FL
February 25, 2009